Exhibit 99.1

Power Solutions International Announces First Quarter 2023 Financial Results

Net Sales Grow by 18% in the Quarter, EPS increased $0.27 or $0.16 for the Quarter

Gross Profit increase by 40%; Interest expense up $2.2 million

WOOD DALE, Ill., May 11, 2023 — Power Solutions International, Inc. (the “Company” or “PSI”) (OTC Pink: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, announced first quarter 2023 financial results.

First Quarter 2023 Results

Net sales increased $17.5 million, or 18%, during the three months ended March 31, 2023 compared to the three months ended March 31, 2022, as a result of a sales increases of $6.4 million and $14.0 million in the power systems and transportation end markets, respectively, partly offset by a decrease of $2.9 million in the industrial end market. Higher power systems end market sales are primarily due to higher increased demand for products across various applications, with the largest increases attributable to products used within the packaging market as well as oil and gas products, partially offset by demand response products. The increased sales within the transportation end market were primarily attributable to higher sales in the medium duty truck market and school bus products. Decreased industrial end market sales are primarily due to decreases in demand for products used within the arbor care market, partially offset by an increase in production volumes.

Gross profit increased by $6.8 million, or 40%, during the three months ended March 31, 2023 as compared to the three months ended March 31, 2022. Gross margin was 20.2% during the three months ended March 31, 2023, an increase of 3.3 percentage points compared to 16.9% for the three months ended March 31, 2022, primarily due to improved mix, pricing actions, higher operating efficiencies and reduced inbound freight costs, partially offset by higher warranty costs. For the three months ended March 31, 2023, warranty costs were $5.1 million net of supplier recoveries and other adjustments, or $0.17 per share, including $3.9 million of charges for adjustments to preexisting warranties, a change of $5.4 million compared to a warranty benefit of $0.3 million last year, due largely to favorable adjustments to preexisting warranties during the first quarter of 2022. A majority of the warranty activity is attributable to products sold within the transportation end market.

Selling, general and administrative expenses decreased during the three months ended March 31, 2023 by $1.5 million, or 13%, compared to the three months ended March 31, 2022, primarily due to lower legal and financial reporting costs during the period. These decreased costs were partially offset by an increase in incentive compensation expense due to Company performance metrics such as profitability.

Net income in the first quarter of 2023 was $3.7 million, or $0.16 per share, versus a net loss of $2.6 million, or a loss of $0.11 per share for the comparable prior year period. Adjusted net income was $3.8 million, or Adjusted income per share of $0.16, versus Adjusted net loss of $0.9 million, or Adjusted loss per share of $0.03 for the first quarter of 2022. Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $10.1 million compared to Adjusted EBITDA of $3.7 million in the first quarter last year.

Interest expense increased $2.2 million to $4.7 million for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022, largely due to higher average outstanding debt and a higher overall effective interest rate on the Company’s debt.

See “Non-GAAP Financial Measures” below for the Company’s definition of total Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA and Adjusted EBITDA and the financial tables that accompany this release for reconciliations of these measures to their closest comparable GAAP measures.

Debt Update

The Company’s total debt was approximately $210.4 million at March 31, 2023, while cash and cash equivalents were approximately $26.9 million. This compares to total debt of approximately $211.0 million and cash and cash equivalents of approximately $24.3 million at December 31, 2022. Included in the Company’s total debt at March 31, 2023 were borrowings of $130 million under the Uncommitted Revolving Credit Agreement with Standard Chartered Bank and borrowings of $25.0 million, $50.0 million, and $4.8 million respectively, under the Second, Third and Fourth Shareholder’s Loan Agreements, respectively, with Weichai America Corp., its majority stockholder.

Outlook for 2023

The Company currently projects its sales in 2023 to increase by approximately 3% versus 2022 levels, a result of expectations for strong growth in the power systems end markets partly mitigated by a reduction of sales in the transportation end market. The industrial end market is expected to remain relatively flat as compared to 2022 levels. Notwithstanding this outlook, which is being driven in part by expectations for continued improvement in supply chain dynamics, including timelier availability of parts, and a continuation of favorable economic conditions within the United States and across the Company’s various markets, the Company cautions that significant uncertainty remains as a result of supply chain challenges, inflationary costs, commodity volatility, and the impact on the global economy of the war in Ukraine, among other factors.

Management Comments

Dino Xykis, Chief Executive Officer and Chief Technical Officer, commented, “During the first quarter, we continued to experience improved margins and extended our profitability trends, notwithstanding headwinds from our preexisting warranties and the increasing interest rates. As we continue into 2023, the focus on improved financial results remains as the Company will maintain strong cost discipline.”

Mr. Xykis continued, “We were also very pleased to have achieved the conclusion of effective disclosure controls and procedures as it reiterates our continued commitment and emphasis on compliance and reliable reporting to our shareholders.”

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the power systems, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capabilities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.

PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, microgrid, and co-generation power (CHP) applications; and industrial applications that include forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. In addition, PSI develops and delivers powertrains purpose-built for medium-duty trucks and buses including school and transit buses, work trucks, terminal tractors, and various other vocational vehicles. For more information on PSI, visit www.psiengines.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may involve risks and uncertainties. These statements often include words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would” or similar expressions, but these words are not the exclusive means for identifying such statements. These statements are not guarantees of performance or results, and they involve risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect the Company’s results of operations and liquidity and could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, the Company’s forward-looking statements.

The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements, include, without limitation: the ongoing impact of the COVID-19 pandemic on the Company’s business and financial results; the Company’s ability to continue as a going concern; the Company’s ability to raise additional capital when needed and its liquidity; uncertainties around the Company’s ability to meet funding conditions under its financing arrangements and access to capital thereunder; the potential acceleration of the maturity at any time of the loans under the Company’s uncommitted senior secured revolving credit facility through the exercise by Standard Chartered Bank of its demand right; the impact of rising interest rates; changes in economic conditions, including inflationary trends in the price of raw materials; our reliance on information technology and the associated risk involving potential security lapses and/or cyber attacks; the timing of completion of steps to address, the identification of additional material weaknesses or significant deficiencies; risks related to complying with the terms and conditions of the settlements with the SEC and the United States Attorney’s Office for the Northern District of Illinois; variances in non-recurring expenses; risks relating to the substantial costs and diversion of personnel’s attention and resources deployed to address the internal control matters; the Company’s obligations to indemnify past and present directors and officers and certain current and former employees with respect to the investigations conducted by the SEC which will be funded by the Company with its existing cash resources due to the exhaustion of its historical primary directors’ and officers’ insurance coverage; the ability of the Company to accurately forecast sales, and the extent to which sales result in recorded revenues; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of U.S. tariffs on imports from China on the Company’s supply chain; impact on the global economy of the war in Ukraine; prospects of a recession, or recent and potential future disruptions in access to bank deposits or lending commitments due to bank failure; the impact of supply chain interruptions and raw material shortages; the potential impact of higher warranty costs and the Company’s ability to mitigate such costs; any delays and challenges in recruiting and retaining key employees consistent with the Company’s plans; any negative impacts from delisting of the Company’s common stock par value $0.001 from the NASDAQ Stock Market and any delays and challenges in obtaining a re-listing on a stock exchange; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and the Company’s subsequent filings with the SEC.

The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Power Solutions International, Inc.

Matt Thomas

Corporate Controller

(630) 542-2805

Matt.Thomas@psiengines.com

Results of operations for the three months ended March 31, 2023 compared with the three months ended March 31, 2022 (UNAUDITED):

(in thousands, except per share amounts)	For the Three Months Ended March 31,
	2023	2022	Change	% Change
Net sales (from related parties $1,097 and $437 for the three months ended March 31, 2023 and March 31, 2022, respectively)	$116,469	$98,947	$17,522	18%
Cost of sales (from related parties $825 and $342 for the three months ended March 31, 2023 and March 31, 2022, respectively)	93,000	82,229	10,771	13%

Gross profit	23,469	16,718	6,751	40%
Gross margin %	20.2%	16.9%	3.3%
Operating expenses:
Research, development and engineering expenses	4,604	4,560	44	1%
Research, development and engineering expenses as a % of sales	4.0%	4.6%	(0.6)%
Selling, general and administrative expenses	9,905	11,385	(1,480)	(13)%
Selling, general and administrative expenses as a % of sales	8.5%	11.5%	(3.0)%
Amortization of intangible assets	436	541	(105)	(19)%

Total operating expenses	14,945	16,486	(1,541)	(9)%

Operating income	8,524	232	8,292	NM
Other expense:
Interest expense	4,665	2,445	2,220	91%
Total other expense	4,665	2,445	2,220	91%

Income (Loss) before income taxes	3,859	(2,213)	6,072	NM
Income tax expense	135	386	(251)	(65)%

Net income (loss)	$3,724	$(2,599)	$6,323	NM

Earnings (Loss) per common share:
Basic	$0.16	$(0.11)	$0.27	NM
Diluted	$0.16	$(0.11)	$0.27	NM
Non-GAAP Financial Measures:
Adjusted net income (loss) *	$3,811	$(879)	$4,690	NM
Adjusted income (loss) per share *	$0.16	$(0.03)	0.19	NM
EBITDA *	$9,970	$1,979	$7,991	NM
Adjusted EBITDA *	$10,057	$3,699	$6,358	172%

NM	Not meaningful
*	See reconciliation of non-GAAP financial measures to GAAP results below

POWER SOLUTIONS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par values)	As of March 31, 2023	As of December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$26,934	$24,296
Restricted cash	3,722	3,604
Accounts receivable, net of allowances of $4,717 and $4,308 as of March 31, 2023 and December 31, 2022, respectively; (from related parties $1,508 and $2,325 as of March 31, 2023 and December 31, 2022, respectively)	83,078	89,894
Income tax receivable	555	555
Inventories, net	132,269	120,560
Prepaid expenses and other current assets	18,594	16,364

Total current assets	265,152	255,273

Property, plant and equipment, net	13,269	13,844
Right-of-use assets, net	12,321	13,282
Intangible assets, net	5,223	5,660
Goodwill	29,835	29,835
Other noncurrent assets	2,019	2,019

TOTAL ASSETS	$327,819	$319,913

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable (to related parties $25,591 and $23,358 as of March 31, 2023 and December 31, 2022, respectively)	$79,695	$76,430
Current maturities of long-term debt	132	130
Revolving line of credit	130,000	130,000
Finance lease liability, current	87	90
Operating lease liability, current	2,428	2,894
Other short-term financing (from related parties $79,820 and $75,020 as of March 31, 2023 and December 31, 2022, respectively)	79,820	75,614
Other accrued liabilities (from related parties $7,048 and $5,232 as of March 31, 2023 and December 31, 2022, respectively)	35,086	34,109

Total current liabilities	327,248	319,267

Deferred income taxes	1,339	1,278
Long-term debt, net of current maturities (from related parties $4,800 as of December 31, 2022, respectively)	195	5,029
Finance lease liability, long-term	151	170
Operating lease liability, long-term	10,603	10,971
Noncurrent contract liabilities	3,057	3,199
Other noncurrent liabilities	11,805	10,371

TOTAL LIABILITIES	$354,398	$350,285

STOCKHOLDERS’ DEFICIT
Preferred stock – $0.001 par value. Shares authorized: 5,000. No shares issued and outstanding at all dates.	$—	$—
Common stock – $0.001 par value; 50,000 shares authorized; 23,117 shares issued; 22,951 shares outstanding at both March 31, 2023 and December 31, 2022	23	23
Additional paid-in capital	157,742	157,673
Accumulated deficit	(183,372)	(187,096)
Treasury stock, at cost, 166 shares at both March 31, 2023 and December 31, 2022	(972)	(972)

TOTAL STOCKHOLDERS’ DEFICIT	(26,579)	(30,372)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$327,819	$319,913

POWER SOLUTIONS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)	For the Three Months Ended March 31,
	2023	2022
Cash provided by (used in) operating activities
Net income (loss)	$3,724	$(2,599)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of intangible assets	436	541
Depreciation	1,010	1,206
Stock-based compensation expense	69	203
Amortization of financing fees	449	837
Deferred income taxes	61	372
Other adjustments, net	(472)	343
Changes in operating assets and liabilities:
Accounts receivable	6,818	(6,140)
Inventory	(11,235)	3,182
Prepaid expenses, right-of-use assets and other assets	(578)	(739)
Accounts payable	3,439	(10,777)
Accrued expenses	466	1,706
Other noncurrent liabilities	814	(5,512)

Net cash provided by (used in) operating activities	5,001	(17,377)

Cash used in investing activities
Capital expenditures	(612)	(116)

Net cash used in investing activities	(612)	(116)

Cash (used in) provided by financing activities
Repayments of long-term debt and lease liabilities	(53)	(87)
Proceeds from short-term financings	—	15,000
Repayment of short-term financings	(594)	—
Payments of deferred financing costs	(986)	(1,725)

Net cash (used in) provided by financing activities	(1,633)	13,188

Net increase (decrease) in cash, cash equivalents, and restricted cash	2,756	(4,305)
Cash, cash equivalents, and restricted cash at beginning of the period	27,900	9,732

Cash, cash equivalents, and restricted cash at end of the period	$30,656	$5,427

Non-GAAP Financial Measures

In addition to the results provided in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) above, this report also includes non-GAAP (adjusted) financial measures. Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the consolidated financial statements, including the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations within the Company’s Form 10-Q for the quarter ended March 31, 2022. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated below.

Non-GAAP Financial Measure	Comparable GAAP Financial Measure
Adjusted net income (loss)	Net income (loss)
Adjusted earnings (loss) per share	Earnings (loss) per common share – diluted
EBITDA	Net income (loss)
Adjusted EBITDA	Net income (loss)

The Company believes that Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA, and Adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in its industry as well as by the Company’s management in assessing the performance of the Company. Adjusted net income (loss) is defined as net income (loss) as adjusted for certain items that the Company believes are not indicative of its ongoing operating performance. Adjusted earnings (loss) per share is a measure of the Company’s diluted earnings (loss) per common share adjusted for the impact of special items. EBITDA provides the Company with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of other non-cash charges and certain other items that do not reflect the ordinary earnings of the Company’s operations.

Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA, and Adjusted EBITDA are used by management for various purposes, including as a measure of performance of the Company’s operations and as a basis for strategic planning and forecasting. Adjusted net income (loss), Adjusted earnings (loss) per share, and Adjusted EBITDA may be useful to an investor because these measures are widely used to evaluate companies’ operating performance without regard to items excluded from the calculation of such measures, which can vary substantially from company to company depending on the accounting methods, the book value of assets, the capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with U.S. GAAP.

The following table presents a reconciliation from Net loss to Adjusted net loss for the three months ended March 31, 2023 and 2022 (UNAUDITED):

(in thousands)	For the Three Months Ended March 31,
	2023	2022
Net income (loss)	$3,724	$(2,599)
Stock-based compensation [1]	69	203
Severance [2]	—	12
Internal control remediation [3]	—	471
Government investigations and other legal matters [4]	18	1,034

Adjusted net income (loss)	$3,811	$(879)

The following table presents a reconciliation from Income (Loss) per common share – diluted to Adjusted income (loss) per share for the three months ended March 31, 2023 and 2022 (UNAUDITED):

	For the Three Months Ended March 31,
	2023	2022
Earnings (Loss) per common share – diluted	$0.16	$(0.11)
Stock-based compensation [1]	—	0.01
Internal control remediation [3]	—	0.02
Government investigations and other legal matters [4]	—	0.05

Adjusted earnings (loss) per share	$0.16	$(0.03)
Diluted shares (in thousands)	22,967	22,927

The following table presents a reconciliation from Net income (loss) to EBITDA and Adjusted EBITDA for the three months ended March 31, 2023 and 2022 (UNAUDITED):

(in thousands)	For the Three Months Ended March 31,
	2023	2022
Net income (loss)	$3,724	$(2,599)
Interest expense	4,665	2,445
Income tax expense (benefit)	135	386
Depreciation	1,010	1,206
Amortization of intangible assets	436	541

EBITDA	9,970	1,979
Stock-based compensation [1]	69	203
Severance [2]	—	12
Internal control remediation [3]	—	471
Government investigations and other legal matters [4]	18	1,034

Adjusted EBITDA	$10,057	$3,699

1.	Amounts reflect non-cash stock-based compensation expense.
2.	Amounts represent severance and other post-employment costs for certain former employees of the Company.
3.	Amounts represent professional services fees related to the Company’s efforts to remediate internal control material weaknesses including certain costs to upgrade IT systems.
4.

Amounts include professional services fees for the three months ended March 31, 2023 of a benefit of less than $0.1 million, resulting from credit for prior legal fees, and expense of $0.2 million, for the three months ended March 31, 2022, related to costs to indemnify certain former officers and employees of the Company. The Company is obligated to pay legal costs of certain former officers and employees in accordance with Company bylaws and certain indemnification agreements. As further discussed in Note 9. Commitments and Contingencies of Part I, Item 1. Financial Statements, the Company fully exhausted its historical primary directors’ and officers’ insurance coverage in connection with these matters during the first quarter of 2020. Also included are professional services fees and reserves related to certain other legal matters.